Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our reports dated March 3, 2021, relating to the consolidated financial statements of Blackstone Secured Lending Fund and subsidiaries, appearing in this Registration Statement, and of our report dated March 3, 2021, relating to information of Blackstone Secured Lending Fund set forth under the heading “Senior Securities” appearing in the Registration Statement.

We also consent to the reference to us under the headings “Financial Highlights”, “Senior Securities” and “Experts” in such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

New York, New York

October 1, 2021